Exhibit 10.26

FP
FRANCISCO
PARTNERS

December 5, 2003

Mr. Carl Wilson
7818 Hidden Meadow Terrace
Potomac, MD 20854

Dear Carl:

     On behalf of the Board of Directors of GXS Holdings and GXS Corporation, I am pleased to invite you to join as a member of both Boards. As a member of our Boards, you will play an integral part in setting the strategic vision and direction for the Company.

     Our Board meets together as a group, at least quarterly, with meetings typically held for a full day at the Company’s headquarters in Gaithersburg, MD, In addition, the Board or its Committees may hold special meetings at other times during the year, either in person or telephonically, and they act by written consent.

     As compensation for your services, you will receive $5,000.00 for each board meeting you attend. You will also receive $1,000 for each committee meeting you attend, $2,500 for each additional half-day of time that you spend on GXS business matters, as well as reimbursement for reasonable expenses incurred when we request your attendance on GXS matters away from the Washington, D.C. metropolitan area. At this point, we are still deciding on what committee(s) we would like you to participate. We will let you know this in the near future. Meeting fees are paid whether the meeting is held in person or by telephone. In addition, you will be granted 50,000 non-qualified stock options. The terms and conditions of the grant are set forth in the attached option agreement. Furthermore, as a Board member, Directors and Officers insurance has been retained. A copy of the D&O insurance policy has been forwarded to you separately. Finally, you will be required to sign an Indemnification Agreement, a copy of which was separately forwarded to you.

     To accept a position on our Boards, please sign and date the letter and return a copy to Bruce Hunter, the Company’s Senior Vice President & General Counsel.

     Carl, we are very excited about the opportunity for you to join the Board and look forward to a beneficial relationship.

Regards,

Accepted this 9th day of December 2003

/s/ CARL WILSON

Carl Wilson

Attachments
Cc:	B. Hunter
S. Francis